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                                                                    Exhibit 23.4


The Board of Directors
Kellstrom Industries, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-4 of Kellstrom Industries, Inc. and subsidiaries of our report dated
February 14, 2001, related to the balance sheet of Aviation Sales Distribution Services Business as of November 30, 2000, and the related statements of revenues and expenses and changes in owner's deficit, and cash flows for the eleven months then ended, which report appears in the February 16, 2001 current report on Form 8-K/A of Kellstrom Industries, Inc.

KPMG LLP



Fort Lauderdale, Florida
April 30, 2001